Exhibit 99.1
News
NYSE:BWS
For Immediate Release
Contact: Beth Fagan, Brown Shoe
314-854-4093

BROWN SHOE REAFFIRMS FISCAL 2003 GUIDANCE
-- Clarifies Expected Fourth Quarter Fiscal 2003 Special Charges
-- Introduces Fiscal 2004 and 2005 Guidance

        ST. LOUIS, MISSOURI, February 4, 2004 -- Brown Shoe Company, Inc. (NYSE: BWS) today reaffirmed that it remains comfortable with its previous guidance for Fiscal 2003 (ended January 31, 2004) diluted earnings per share. The Company also introduced earnings guidance for both Fiscal 2004 and Fiscal 2005. In summary, Brown Shoe:

  Continues to estimate Fiscal 2003 diluted earnings per share (GAAP) at $2.50 including special charges of $0.14 to close its last Canadian footwear factory and $0.11 related to Redfield class action litigation, or $2.75 prior to special charges;
  Estimates diluted earnings per share for Fiscal 2004 of $3.15, and first quarter 2004 to be in the range of $0.30 to $0.35, which includes significant transition costs associated with the acquisition of the Bass footwear license.
  Introduces Fiscal 2005 diluted earnings per share guidance in the range of $3.65 to $3.85, representing growth of 19% at the mid-point of the range, as compared to Fiscal 2004 earnings guidance.
Special Charges Affecting Guidance for Fiscal 2003

        As part of Brown Shoe's ongoing strategy to improve the profitability of its Naturalizer Canadian operations and provide higher-fashion, foreign-sourced footwear to the Canadian market, the Company announced on December 8, 2003 that it would incur a charge in the fourth quarter of Fiscal 2003 to close its last Canadian footwear factory. The factory produced Naturalizer footwear for the Canadian market. The Company currently expects that the costs to close the factory will result in an after-tax charge of $0.14 per share. This amount is lower than its previous estimate of $0.20-$0.22 per share, primarily as a result of lower-than-originally-anticipated severance and benefit costs.

        In addition, the Company also currently anticipates that the provision related to its Redfield class action litigation will result in an after-tax charge of $0.11 per share. Previously, the Company had reported a provision for the jury's verdict of $0.03, which continues to be consistent with the $1.0 million verdict awarded to the plaintiffs. The increase reflects anticipated pretrial interest on the verdict and sanction costs. While several of these matters are still pending, and the ultimate outcome may vary, the Company will continue to aggressively defend itself against all matters related to the Redfield site. In addition, the Company will continue to pursue recoveries from its insurance providers and other entities.

Guidance for Fiscal 2004 and 2005

        The Company also announced that it has introduced Fiscal 2004 and Fiscal 2005 guidance. For Fiscal 2004, the Company currently expects sales to grow about 10% to approximately $2 billion, including $60 to $70 million in sales from the new Bass license for wholesale footwear (effective February 2, 2004). Same-store sales are expected to rise by 1% to 2% at the Company's Famous Footwear chain. Diluted earnings per share for Fiscal 2004 are currently estimated at $3.15, and reflect additional marketing expenditures at Famous Footwear, incremental costs associated with streamlining Brown Shoe's supply chain management processes, and sizeable costs to assimilate the Bass footwear division. The Bass business is planned to be neutral to Fiscal 2004 earnings.

        For the first quarter of 2004, Brown Shoe estimates diluted earnings per share in the range of $0.30 to $0.35 versus $0.49 for the year-ago period. The expected decrease compared to 2003 is due to Bass transition costs and consulting costs associated with the Company's new supply chain initiatives.

        For 2005, the Company currently expects diluted earnings per share to range between $3.65 and $3.85, with Bass footwear contributing $0.15 to $0.20 per share.

        "We are pleased to deliver on our earnings guidance in 2003 despite the difficult retail environment," said Ron Fromm, Chairman and Chief Executive Officer. "As we look ahead, we remain confident about our prospects for 2004 and beyond. Our brands are performing well at retail, with several of our styles among the top selling patterns in department stores. Also, Famous Footwear continues to make progress. While we work to reverse same-store sale declines, we are encouraged that our latest generation of stores and compelling brand offering will lead to improved performance. In addition, we are delighted by the opportunity Bass footwear affords us, especially in men's and the casual/outdoor categories. We believe our ongoing ability to balance growth with investment in our operating platform will improve our market share, lead to added growth opportunities, and result in enhanced shareholder value."

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including projections of future earnings, that are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of pending litigation; (iii) intense competition within the footwear industry; and (iv) and political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Supergirl, Superman, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.

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